UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported event): March 8, 2005

The Navigators Group, Inc.

(Exact name of registrant as specified in its chapter)

DELAWARE	0-15886	13-3138397
(State of	(Commission	(I.R.S. Employer
organization)	File Number)	Identification No.)

One Penn Plaza, New York, NY		10119
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (914) 933-6025

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement

On March 8, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of The Navigators Group, Inc. (the “Company”) awarded cash bonuses for 2004 to Terence N. Deeks, Chairman, and to Stanley A. Galanski, President and Chief Executive Officer, under the Company’s Executive Performance Incentive Plan (the “Plan”).  The Plan ties the bonus award to the attainment of certain corporate performance goals which, for 2004, were the achievement of certain “return on equity” levels.  The Plan allows for a maximum of 150% of base salary as a bonus.  Messrs. Deeks and Galanski received 130% of their base salary as their 2004 bonus.  The amounts of the cash bonuses awarded to Messrs. Deeks and Galanski were $292,500 and $520,000, respectively.

At its March 8th, 2005 meeting, the Committee also awarded bonuses to various employees other than the Chairman and the President and CEO pursuant to the Company’s employee bonus program, which promotes the Company’s pay-for-performance philosophy by providing such employees with the potential for cash and stock awards.  The awards under this program are based on corporate performance (including combined ratio, return on equity and change in gross written premium), divisional performance and individual performance, with the guidelines established by the Committee and the range of individual awards depending upon each employee’s position within the organization.  For 2004 and 2005, all such awards are subject to the Company’s attainment of a certain minimum return on equity.  At the meeting, the Committee took the following actions with respect to the named executive officers as reported in the Company’s Proxy Statement dated April 8, 2004 and those expected to be the named executive officers in the Company’s 2005 Proxy Statement to be issued in April 2005:

(1) The Committee awarded Paul J. Malvasio, the Company’s Executive Vice President and Chief Financial Officer, a bonus for 2004 consisting of $165,000 in cash and 3,314 shares of the Company’s common stock (the “Stock”), having a value, based upon the closing Stock price of $33.19 on the date of such award, of $110,000.  Effective March 1, 2005, the Committee also increased Mr. Malvasio’s base salary to $310,000, and granted Mr. Malvasio options under the Company’s 2002 Stock Incentive Plan (the “2002 Plan”), vesting over a four-year period, to purchase 20,000 shares of Stock at an exercise price of $33.19 per share;

(2) The Committee awarded Christopher C. Duca, Senior Vice President of Navigators Management Company, Inc. (“NMC”) and President of the Navigators Pro division of NMC, a bonus for 2004 consisting of $85,000 in cash.  Effective March 1, 2005, the Committee also increased Mr. Duca’s base salary to $270,000, and granted Mr. Duca options under the 2002 Plan, vesting over a four-year period, to purchase 10,000 shares of Stock at an exercise price of $33.19 per share;

(3) The Committee awarded Noel Higgitt, Senior Vice President of NMC and President of the Specialty division of NMC, a bonus for 2004 consisting of $81,000 in cash and 1,627 shares of Stock having a value, based upon the closing Stock price of $33.19 on the date of such award, of $54,000; and

(4) The Committee awarded Michael L. Civisca, Senior Vice President of NMC and President of the U.S. Marine and Energy division of NMC, a bonus for 2004 consisting of $105,000 in cash and 2,109 shares of Stock having a value, based upon the closing Stock price of $33.19 on the date of such award, of $70,000.  Effective March 1, 2005, the Committee also increased Mr. Civisca’s base salary to $230,000, and granted Mr. Civisca options under the 2002 Plan, vesting over a four-year period, to purchase 10,000 shares of Stock at an exercise price of $33.19 per share.

The shares of Stock representing a portion of the 2004 bonuses awarded to Messrs. Malvasio, Higgitt and Civisca were granted pursuant to the Company’s 2005 Stock Incentive Plan, which is subject to the approval of the stockholders of the Company at the Company’s May 20, 2005 Annual Meeting of Stockholders, and will vest over four years.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NAVIGATORS GROUP, INC.
(Registrant)

/s/ Bradley D. Wiley
Name:	Bradley D. Wiley
Title:	Senior Vice President, Financial Compliance Officer and Secretary

Date: March 11, 2005